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                                                                   EXHIBIT 99.3

                 CONSENT OF DRESDNER KLEINWORT WASSERSTEIN, INC.



     We hereby consent to the use in the registration statement on Form S-4, and in the related prospectus, of IOS Brands Corporation ("IOS"), covering the securities of IOS to be issued in connection with the acquisition of all of the outstanding shares of common stock of FTD.COM INC., and in the related prospectus, of our opinion dated March 2, 2002 appearing as Annex B to such registration statement, and to the description therein of such opinion and of our presentation to the special committee of board of directors of FTD.COM INC. on March 2, 2002; and to the references therein to us under the headings "Questions and Answers Regarding the Merger and the IOS Transactions," "Summary--The Special Committee's and the FTD.COM Board's Recommendation," "Summary--Opinions of Financial Advisors," "Risk Factors--Risk Factors Relating to the Merger and the IOS Transactions," "The Merger--Background of the Merger," "The Merger--The Special Committee's and FTD.COM Board's Recommendations; Factors Considered" and "The Merger--Opinion of Financial Advisor to the Special Committee". In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the "Securities Act"), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such registration statement within the meaning of the term "experts" as used in the Securities Act or the rules and regulations promulgated thereunder.


DRESDNER KLEINWORT WASSERSTEIN, INC.



New York, New York
March 21, 2002